UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2008

Rush Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	0-20797 (Commission File Number)	74-1733016 (IRS Employer Identification No.)

555 IH-35 South, Suite 500 New Braunfels, Texas (Address of principal executive offices)		78130 (Zip Code)

Registrant’s telephone number, including area code: (830) 626-5200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           On October 28, 2008, the Board of Directors (the “Board”) of Rush Enterprises, Inc. (the “Company”) appointed Gerald R. Szczepanski to the Board, effective immediately.  Mr. Szczepanski is not expected to be appointed to any committees of the Board at this time.  The Board has determined that Mr. Szczepanski is independent, as defined in the listing standards of the NASDAQ® Global Select Market.

Mr. Szczepanski will receive the Company’s standard non-employee director compensation.  The Company’s standard non-employee director compensation package is set forth in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 27, 2008, and is incorporated by reference herein.

Mr. Szczepanski was the co-founder, and former Chairman and Chief Executive Officer of Gadzooks, Inc., a publicly traded, specialty retailer of casual clothing and accessories for teenagers. Mr. Szczepanski is a director, Chair of the Compensation Committee and a member of the Audit Committee and the Nominating and Corporate Governance Committee of GameStop Corp.

In connection with Mr. Szczepanski’s appointment to the Board, Mr. Szczepanski and the Company entered into the Company’s form Indemnity Agreement.  The Indemnity Agreement provides, among other things, that the Company will, to the extent permitted by applicable law, indemnify Mr. Szczepanski against any and all expenses and liabilities of any type whatsoever actually and reasonably incurred in connection with the investigation, defense or appeal of any criminal, civil or administrative action brought against Mr. Szczepanski by reason of his relationship with the Company.

The foregoing description of the Indemnity Agreement is not complete and is qualified in its entirety by reference to the full text of the Indemnity Agreement, a copy of which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 27, 2007, and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUSH ENTERPRISES, INC.

	By:	/s/ Steven L. Keller
Steven L. Keller
Vice President and Chief Financial Officer

Dated: October 29, 2008